EXHIBIT 99.1

Remark Holdings Reports Third Quarter 2019 Results

Company Obtains $50 Million Contract to Provide Smart Retail Solutions to China Mobile’s Corporate Stores

LAS VEGAS, NV - November 12, 2019 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, reported its financial results for the third quarter ended September 30, 2019.

Management Commentary
“Our third quarter represented our largest win to date with China Mobile selecting our AI technology to transform all their 17,800 corporate stores into ‘smart’ retail outlets,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “This win validates our technology as it proved we can beat larger and entrenched competitors. The China Mobile project also adds to our momentum implementing our leading AI technology not only throughout China, but in other parts of Asia and the United States,” Mr. Tao added. “Additionally, we are close to finalizing the monetization of our investment in Sharecare, which will immediately eliminate our debt and provide us with the growth working capital necessary to propel our AI business forward.”

Recent Highlights

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Partnered with Hanvon Technology, a publicly-listed Chinese systems integrator that won the master retail contract to transform China Mobile’s 17,800 corporate stores into smart retail stores. The first phase of this partnership with Hanvon is expected to bring $50.0 million of revenue to the Company over the three-year life of the project.

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Announced the initial deployment of KanKan AI’s Smart Campus solution in the Hangzhou Primary School System in Hangzhou, China. The Smart Campus Solution uses facial recognition technology and object recognition technology to: automate student check-in and check-out at the school’s entrance and exit points; control access to dormitories, laboratories and libraries; alert school administrators of unauthorized persons who have trespassed on the school campus; ensure students are released only to parents or other pre-approved persons; and monitor for unauthorized objects, such as weapons, brought into school buildings.

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Announced a new partnership with Tongyue Technologies to bring its KanKan’s AI leading AI technology to Tongyue’s recent launch of its Kindergarten Medical Robot, which identifies a student’s health condition, weight, height, and body temperature within ten seconds to determine whether the student is suspected of contracting hand, foot, and mouth disease or other potentially infectious diseases. Initially launching in Hangzhou with 30 kindergartens representing 12,000 students, the partnership is expected to deploy to over 500 kindergartens in the Hangzhou province, representing 200,000 students.

•
Sharecare received a strategic investment from Aflac Corporate Ventures, as a follow on to the investment by Quest Diagnostics, to accelerate digital health innovation, further highlighting the value Sharecare is creating. To date, Sharecare has raised in excess of $425 million. Additionally, Sharecare and Walmart announced a strategic partnership aimed at improving the health and wellbeing of the retailer’s associates, families and friends, as well as the people living in the communities in which their stores operate. Remark continues to explore avenues to optimize the monetization of its investment in Sharecare to best create long-term value for its shareholders.

Three Months Ended September 30, 2019 compared to Three Months Ended September 30, 2018

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Revenue for the third quarter of 2019 was $0.7 million, down from $1.8 million during the comparable period of last year. Regulatory changes in China's financial services market caused the company to discontinue its FinTech business in 2018. At the same time, other business segments showed declining revenue associated with the expiration of contracts that were not renewed, and a decrease in e-commerce sales.

•
AI-based product and service revenue fell by $0.1 million during the third quarter and was negatively impacted by celebrations related to the 70th anniversary of the founding of the People’s Republic of China, the ongoing US-China trade war which caused disruption in supply chain management, extended project testing and customization work on our larger projects and, finally, by working capital constraints.

•
Total cost and expense for the third quarter of 2019 was $5.0 million, a decrease from the $8.1 million reported in the third quarter of 2018. The decrease is primarily attributable to decreases in cost of sales as a result of the discontinuation of FinTech services and declines in payroll and related cost as a result of headcount reductions, all of which was partially offset by an increase of approximately $0.8 million in the bad debt allowance resulting from an increased risk that certain trade receivables may not be fully collected.

•	Operating loss declined to $4.3 million in the third quarter of 2019 from $6.4 million in the third quarter of 2018 commensurate with the cost and expense declines.

•	Adjusted EBITDA was ($4.0) million from continuing operations, as compared to ($5.1) million.

•
Net loss from continuing operations totaled $4.9 million or ($0.11) per diluted share in the third quarter ended September 30, 2019, compared to a net loss of $3.8 million, or ($0.08) per diluted share in the comparable period of the prior year.

•
At September 30, 2019, the cash and cash equivalents balance was $0.7 million, compared to a cash position of $1.4 million at December 31, 2018. Cash declined primarily due to timing of payments related to elements of working capital, offsetting proceeds from common stock issuances.

Conference Call Information
Mr. Tao will hold a conference call today, November 12, 2019 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 800.263.0877
International Number: 646.828.8143
Conference ID: 6600270

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. The conference call will be broadcast simultaneously and available for replay via the investor section of the Company's website here.

A replay of the call will be available after 7:30 pm Eastern time on the same day through November 17, 2019.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 6600270

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
E. Brian Harvey
Remark Holdings, Inc.
ebharvey@remarkholdings.com
702-701-9514

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$656	$1,410
Trade accounts receivable, net	3,792	5,762
Prepaid expense and other current assets	6,233	7,907
Notes receivable, current	—	100
Assets of disposal group, current	—	28,966
Total current assets	10,681	44,145
Property and equipment, net	1,591	2,075
Operating lease assets	5,294	—
Investment in unconsolidated affiliates	1,920	2,005
Intangibles, net	752	1,010
Other long-term assets	1,245	450
Assets of disposal group, long-term	—	44,123
Total assets	$21,483	$93,808
Liabilities and Stockholders’ Equity
Accounts payable	$7,585	$5,675
Accrued expense and other current liabilities	12,861	16,812
Contract liability	312	132
Note payable	3,000	3,000
Loans payable, current, net of unamortized discount and debt issuance cost	11,632	35,314
Liabilities of disposal group, current	—	41,648
Total current liabilities	35,390	102,581
Operating lease liabilities, long-term	5,436	—
Warrant liability	881	1,383
Other liabilities	—	2,934
Liabilities of disposal group, long-term	—	34
Total liabilities	41,707	106,932

Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 48,430,159 and 39,053,312 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	48	39
Additional paid-in-capital	317,732	308,018
Accumulated other comprehensive income	(224)	32
Accumulated deficit	(337,780)	(321,213)
Total stockholders’ deficit	(20,224)	(13,124)
Total liabilities and stockholders’ deficit	$21,483	$93,808

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$686	$1,755	$4,760	$7,468
Cost and expense
Cost of revenue (excluding depreciation and amortization)	189	1,231	3,323	5,778
Sales and marketing	736	1,108	2,282	3,165
Technology and development	752	1,459	2,910	3,550
General and administrative	3,052	3,760	8,483	25,410
Depreciation and amortization	229	520	814	1,657
Other operating expense	—	47	6	93
Total cost and expense	4,958	8,125	17,818	39,653
Operating loss	(4,272)	(6,370)	(13,058)	(32,185)
Other income (expense)
Interest expense	(457)	(345)	(1,397)	(1,017)
Other income (expense), net	(24)	—	23	44
Change in fair value of warrant liability	(160)	3,525	502	22,190
Other gain (loss), net	(28)	(16)	(27)	507
Total other income (expense), net	(669)	3,164	(899)	21,724
Loss from continuing operations before income taxes	(4,941)	(3,206)	(13,957)	(10,461)
Benefit from income taxes	—	442	—	1,437
Loss from continuing operations	$(4,941)	$(2,764)	$(13,957)	$(9,024)
Loss from discontinued operations, net of tax	—	(1,001)	(2,610)	(5,415)
Net loss	$(4,941)	$(3,765)	$(16,567)	$(14,439)
Other comprehensive income (loss)
Foreign currency translation adjustments	(289)	(82)	(256)	(67)
Comprehensive loss	$(5,230)	$(3,847)	$(16,823)	$(14,506)

Weighted-average shares outstanding, basic and diluted	46,282	35,463	43,085	33,608

Net loss per share, basic and diluted
Continuing operations	$(0.11)	$(0.08)	$(0.32)	$(0.27)
Discontinued operations	—	(0.03)	(0.06)	(0.16)
Consolidated	$(0.11)	$(0.11)	$(0.38)	$(0.43)